Exhibit 99.1

Apollo Group, Inc. News Release
APOLLO GROUP, INC. REPORTS FISCAL 2011 FIRST QUARTER RESULTS
Phoenix, January 10, 2011 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three months ended November 30, 2010.
“During the first quarter of fiscal 2011, we began the important process of implementing several of the key strategic initiatives that we’ve been developing in recent quarters and that are designed to enhance the student experience, expand student protections and ensure that we enroll students who we believe have a greater likelihood to succeed in our programs,” said Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli. “While we do not yet have enough data from these new initiatives to draw firm conclusions, we are pleased with the early results.”
Apollo Group Co-Chief Executive Officer Chas Edelstein added, “While these initiatives are resulting in a period of transition, we expect to prudently manage our cost structure to appropriately align it with both the size of the business and the needs of our students. We believe these actions are the right things to do for our students, and importantly, we are confident that over time they will solidify our leadership role within the industry and put our organization on a path of more consistently delivering high quality growth.”
Unaudited First Quarter of Fiscal 2011 Results of Operations
Consolidated net revenue for the first quarter of fiscal 2011 totaled $1,326.4 million, which represents a 5.4% increase over the first quarter of fiscal 2010. Consolidated net revenue growth in the first quarter was primarily driven by selective tuition price increases at University of Phoenix. Although University of Phoenix Degreed Enrollment declined 3.8% year-over-year to 438,100, average enrollment during the quarter increased slightly, resulting in a modest increase in revenue. A $9.0 million decrease in net revenue from BPP, due to lower student enrollment and the unfavorable impact of foreign exchange rates, also offset some of the increase. Lower Degreed Enrollment at University of Phoenix is in part the result of a 42.4% decrease in New Degreed Enrollment. The Company believes this decline is principally due to the adverse impact on the admissions process arising from changes in the manner in which admissions and other employees are evaluated and compensated, the full implementation of University Orientation as well as continued refinement of the Company’s marketing approaches.
The Company reported income from continuing operations attributable to Apollo Group for the three months ended November 30, 2010, of $236.0 million, or $1.61 per share (146.7 million weighted average diluted shares outstanding), compared to income from continuing operations attributable to Apollo Group of $240.4 million, or $1.54 per share (156.0 million weighted average diluted shares outstanding) for the three months ended November 30, 2009. Results for the first quarter of fiscal 2011 contain special items totaling $4.7 million pre-tax ($2.9 million after tax) consisting of a $3.8 million restructuring charge associated with a strategic reduction in force, primarily at University of Phoenix, and a $0.9 million charge for accrued incremental post-judgment interest related to a securities class action lawsuit. The fiscal 2010 first quarter results included a tax benefit of $11.4 million resulting from the settlement of disputed tax issues with the Internal Revenue Service.
Excluding these special items, income from continuing operations attributable to Apollo Group for the three months ended November 30, 2010, was $238.9 million, or $1.63 per share, compared to income from continuing operations attributable to Apollo Group of $229.0 million, or $1.47 per share for the three months ended November 30, 2009. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
Operating Expenses
Effective during the first quarter of fiscal year 2011, the Company elected to revise its presentation of operating expenses and reclassified prior periods to conform to the revised presentation. There were no changes to total operating expenses or operating income as a result of these reclassifications. (Please refer to the Form 10-Q for the period ended November 30, 2010, filed concurrently with this release for the presentation of operating expenses as previously reported and as reclassified for prior periods of fiscal 2009 and 2010.)
Instructional and student advisory expenses increased by $25.2 million, or 5.8%, to $455.8 million for the three months ended November 30, 2010, compared to the three months ended November 30, 2009. As a percentage of revenue, instructional and student advisory expenses increased 10 basis points to 34.3% versus 34.2% in the prior year’s first quarter. The increase, as a percentage of revenue, was primarily due to various strategic initiatives implemented to more effectively support students and improve their educational outcomes, which has resulted in increased compensation related to certain student advisory and infrastructure support functions.
Marketing expenses increased by $14.5 million, or 9.6%, to $166.1 million for the three months ended November 30, 2010, compared to the three months ended November 30, 2009. As a percentage of revenue, marketing expenses increased 50 basis points to 12.5% versus 12.0% in the prior year’s first quarter. The increase, as a percentage of revenue, was primarily a result of higher advertising expenditures, driven by the increased costs associated with the Company’s transition in marketing approaches to more effectively identify students who have a greater likelihood to succeed in its educational programs and increases in advertising rates for traditional and online media. This increase was partially offset by lower employee compensation costs as a percentage of revenue.
Admissions advisory expenses decreased by $1.5 million, or 1.3%, to $113.8 million for the three months ended November 30, 2010, compared to the three months ended November 30, 2009. As a percentage of revenue, admissions advisory expenses decreased 60 basis points to 8.6% versus 9.2% in the prior year’s first quarter. The decrease, as a percentage of revenue, was a result of lower admissions advisory headcount during the first quarter of fiscal 2011 as compared to the prior-year period. This decrease was partially offset by higher average employee compensation costs, as the Company elevates the educational profile for admissions personnel. The above-mentioned strategic reduction in force that eliminated approximately 700 full-time positions, principally among admissions personnel, will favorably impact expenses beginning in the second quarter of fiscal 2011.
General and administrative (“G&A”) expenses increased by $14.2 million, or 20.1%, to $84.9 million for the three months ended November 30, 2010, compared to the three months ended November 30, 2009. As a percentage of revenue, G&A expenses increased 80 basis points to 6.4% versus 5.6% in the prior year’s first quarter. The increase, as a percentage of revenue, is primarily attributable to expenses associated with the Company’s investments in its information technology resources and capabilities, as well as various expenses related to regulatory and external affairs activities, partially offset by lower legal expenses.
The provision for uncollectible accounts receivable (“bad debt expense”) decreased by $5.8 million, or 9.3%, to $56.9 million for the three months ended November 30, 2010, compared to the three months ended November 30, 2009. As a percentage of revenue, bad debt expense decreased 70 basis points to 4.3% versus 5.0% in the prior year’s first quarter. The decrease, as a percentage of revenue, is primarily attributable to reductions in gross accounts receivable as a result of the full implementation of University Orientation and other recent operational changes and initiatives to more effectively support students and improve their educational outcomes. Improved collection rates at University of Phoenix also contributed to the decrease as a result of improved effectiveness of the Company’s collection efforts for aged receivables.
Depreciation and amortization increased by $2.4 million, or 6.9%, to $37.1 million for the three months ended November 30, 2010, compared to the three months ended November 30, 2009. The increase was primarily due to increased depreciation related to computer equipment and software, partially offset by a decrease in amortization of BPP intangible assets. As a percentage of revenue, depreciation and amortization expenses were unchanged at 2.8% when compared with the prior year’s first quarter. The Company expects an increase in capital expenditures in fiscal 2011 resulting from investments in core information technology and network infrastructure to adversely impact depreciation and amortization beginning in the second quarter of fiscal 2011.
Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the first quarter of fiscal 2011 versus the prior-year period.

	Q1 2011	Q1 2010
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$1,251,810	$1,173,452
Less: Discounts and other	(64,154)	(62,154)

Degree Seeking Net Revenues (1)	1,187,656	1,111,298
Non-degree Seeking Revenues (2)	9,493	9,881
Other, net of discounts (3)	129,286	137,480

	$1,326,435	$1,258,659

Revenue by Degree Type (in thousands) (1)
Associates	$432,894	$447,226
Bachelors	582,371	487,266
Masters	212,316	216,943
Doctoral	24,229	22,017
Less: Discounts and other	(64,154)	(62,154)

	$1,187,656	$1,111,298

Degreed Enrollment (rounded to hundreds) (4)
Associates	177,200	205,400
Bachelors	187,300	171,000
Masters	66,000	71,900
Doctoral	7,600	7,300

	438,100	455,600

Degree Seeking Gross Revenues per Degreed Enrollment (1) (4)
Associates	$2,443	$2,177
Bachelors	3,109	2,850
Masters	3,217	3,017
Doctoral	3,188	3,016
All degrees (after discounts)	$2,711	$2,439

New Degreed Enrollment (rounded to hundreds) (5)
Associates	24,000	52,200
Bachelors	22,800	32,100
Masters	8,900	13,100
Doctoral	800	700

	56,500	98,100

(1)	Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

(2)	Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 credits in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFFP, Apollo Global — BPP, Apollo Global — Other and other.

(4)	Represents:

• students enrolled in a University of Phoenix degree program who attended a course during the quarter and had not graduated as of the end of the quarter;

•   students who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree); and

• students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(5)	Represents:

• new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a course in the quarter;

• students who have previously graduated from a degree program and start a new degree program in the quarter; and

• students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

Unaudited Balance Sheet
As of November 30, 2010, the Company’s cash and cash equivalents, excluding restricted cash, totaled $1,040.5 million as compared to $1,284.8 million as of August 31, 2010. The decrease is attributable to repayments on borrowings, share repurchases, capital expenditures and an increase in restricted cash, partially offset by cash generated from operations. Restricted cash and cash equivalents (including long-term) increased by $28.3 million compared to August 31, 2010, primarily due to increased student deposits associated with students receiving financial aid.
At November 30, 2010, accounts receivable decreased to $256.9 million from $264.4 million at August 31, 2010. Excluding accounts receivable and the associated net revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) was 26 days at November 30, 2010, compared to 30 days at August 31, 2010, and compared to 32 days at November 30, 2009. The decrease in DSO versus a year ago is primarily attributable to reductions in gross accounts receivable as a result of the full implementation of University Orientation and other recent operational changes and initiatives to more effectively support students and improve their educational outcomes. Improved collection rates at University of Phoenix also contributed to the decrease as a result of improved effectiveness of the Company’s collection efforts for aged receivables.
Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased by $403.0 million to $181.4 million at November 30, 2010, from $584.4 million at August 31, 2010. The decrease is due to the repayment of U.S. denominated borrowings on the Company’s $500 million credit facility.
Share Repurchases
During the first quarter of fiscal 2011, the Company repurchased approximately 4.7 million shares of its common stock at a weighted average purchase price of $37.58 per share for a total expenditure of $176.5 million. Subsequent to quarter end, the Board of Directors increased the authorization of management to repurchase Class A common shares to the current total amount of $600 million.
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 5:00 PM Eastern, 3:00 PM Phoenix time, today, Monday, January 10, 2011. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international) and entering the conference ID number 29367436. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 29367436 until January 17, 2011.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development, College for Financial Planning and Meritus University.

The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of November 30, 2010).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Statements Safe Harbor
Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in such statements due to various factors, including without limitation (i) changes in the overall U.S. or global economy, (ii) changes in enrollment or student mix, including as a result of the roll-out of the Company’s University Orientation program to all eligible students, (iii) the impact of recent changes in the manner in which the Company evaluates and compensates its counselors that advise and enroll students, (iv) changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal student financial aid programs, including the final program integrity regulations published by the U.S. Department of Education on October 29, 2010, and the proposed regulations relating to “gainful employment” initially published for comment by the Department on July 26, 2010 and which are expected to be published in final form in early 2011, (v) changes in the Company’s business necessary to remain in compliance with U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies, and (vi) other regulatory developments. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2010 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at http://www.apollogrp.edu.
Use of Non-GAAP Financial Information
This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in our non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	November 30,	August 31,
($ in thousands)	2010	2010
ASSETS:
Current assets
Cash and cash equivalents	$1,040,490	$1,284,769
Restricted cash and cash equivalents	472,462	444,132
Accounts receivable, net	256,931	264,377
Deferred tax assets, current portion	153,830	166,549
Prepaid taxes	—	39,409
Other current assets	43,619	38,031
Assets held for sale from discontinued operations	24,777	15,945

Total current assets	1,992,109	2,253,212
Property and equipment, net	643,023	619,537
Long-term restricted cash and cash equivalents	126,560	126,615
Marketable securities	15,174	15,174
Goodwill	324,889	322,159
Intangible assets, net	146,927	150,593
Deferred tax assets, less current portion	113,058	99,071
Other assets	15,923	15,090

Total assets	$3,377,663	$3,601,451

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$26,618	$416,361
Accounts payable	94,035	90,830
Accrued liabilities	354,057	375,461
Income taxes payable	103,721	—
Student deposits	487,433	493,245
Deferred revenue	365,450	359,724
Other current liabilities	52,257	53,416
Liabilities held for sale from discontinued operations	6,150	4,474

Total current liabilities	1,489,721	1,793,511
Long-term debt	154,821	168,039
Deferred tax liabilities	38,171	38,875
Other long-term liabilities	228,756	212,286

Total liabilities	1,911,469	2,212,711

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	58,104	46,865
Apollo Group Class A treasury stock, at cost	(2,580,131)	(2,407,788)
Retained earnings	3,983,458	3,748,045
Accumulated other comprehensive loss	(28,697)	(31,176)

Total Apollo shareholders’ equity	1,432,838	1,356,050

Noncontrolling interests	33,356	32,690

Total equity	1,466,194	1,388,740

Total liabilities and shareholders’ equity	$3,377,663	$3,601,451

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended November 30,
(in thousands, except per share data)	2010	2009
Net revenue	$1,326,435	$1,258,659

Costs and expenses:
Instructional and student advisory	455,812	430,675
Marketing	166,143	151,617
Admissions advisory	113,752	115,271
General and administrative	84,874	70,659
Provision for uncollectible accounts receivable	56,909	62,698
Depreciation and amortization	37,102	34,680
Restructuring	3,846	—
Estimated litigation loss	881	—

Total costs and expenses	919,319	865,600

Operating income	407,116	393,059
Interest income	983	932
Interest expense	(2,170)	(2,908)
Other, net	(54)	(670)

Income from continuing operations before income taxes	405,875	390,413
Provision for income taxes	(169,579)	(149,981)

Income from continuing operations	236,296	240,432
Loss from discontinued operations, net of tax	(628)	(300)

Net income	235,668	240,132
Net (income) loss attributable to noncontrolling interests	(255)	10

Net income attributable to Apollo	$235,413	$240,142

Earnings (loss) per share — Basic:
Continuing operations attributable to Apollo	$1.61	$1.55
Discontinued operations attributable to Apollo	—	—

Basic income per share attributable to Apollo	$1.61	$1.55

Earnings (loss) per share — Diluted:
Continuing operations attributable to Apollo	$1.61	$1.54
Discontinued operations attributable to Apollo	—	—

Diluted income per share attributable to Apollo	$1.61	$1.54

Basic weighted average shares outstanding	146,352	154,824

Diluted weighted average shares outstanding	146,663	156,045

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
From Continuing and Discontinued Operations
(Unaudited)

	Three Months Ended November 30,
($ in thousands)	2010	2009
Cash flows provided by (used in) operating activities:
Net income	$235,668	$240,132
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	15,032	14,154
Excess tax benefits from share-based compensation	(69)	(238)
Depreciation and amortization	37,102	35,575
Amortization of lease incentives	(3,531)	(3,272)
Amortization of deferred gain on sale-leasebacks	(411)	(450)
Non-cash foreign currency (gain) loss, net	(5)	357
Provision for uncollectible accounts receivable	56,909	62,698
Estimated litigation loss	881	—
Deferred income taxes	(2,379)	(15,899)
Changes in assets and liabilities:
Accounts receivable	(40,333)	(104,798)
Other assets	(12,788)	(4,105)
Accounts payable and accrued liabilities	(20,654)	(16,806)
Income taxes payable	142,219	170,230
Student deposits	(6,301)	(11,627)
Deferred revenue	(3,116)	43,163
Other liabilities	15,727	(3,884)

Net cash provided by operating activities	413,951	405,230

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(50,640)	(37,574)
Increase in restricted cash and cash equivalents	(28,275)	(37,825)

Net cash used in investing activities	(78,915)	(75,399)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(406,283)	(410,126)
Proceeds from borrowings	1,799	12,251
Issuance of Apollo Group Class A common stock	1,847	5,771
Apollo Group Class A common stock purchased for treasury	(176,931)	(1,025)
Excess tax benefits from share-based compensation	69	238

Net cash used in financing activities	(579,499)	(392,891)

Exchange rate effect on cash and cash equivalents	184	76

Net decrease in cash and cash equivalents	(244,279)	(62,984)
Cash and cash equivalents, beginning of period	1,284,769	968,246

Cash and cash equivalents, end of period	$1,040,490	$905,262

Supplemental disclosure of cash flow information
Cash paid for income taxes, net of refunds	$17,080	$2,535
Cash paid for interest	$3,179	$1,536
Supplemental disclosure of non-cash investing and financing activities
Accrued purchases of property and equipment	$11,686	$6,132
Credits received for tenant improvements	$5,012	$3,786
Restricted stock units vested and released	$1,409	$2,594

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP financial information to non-GAAP financial information
(Unaudited)

	Three Months Ended November 30,
(in thousands, except per share data)	2010	2009
Net income attributable to Apollo, as reported	$235,413	$240,142
Loss from discontinued operations, net of tax	(628)	(300)

Income from continuing operations attributable to Apollo	236,041	240,442

Reconciling items:
Restructuring (1)	3,846	—
Estimated litigation loss (2)	881	—

	4,727	—
Less: tax effects	(1,871)	—
Tax benefit from IRS settlement (3)	—	(11,400)

Income from continuing operations attributable to Apollo, adjusted to exclude special items	$238,897	$229,042

Diluted income per share from continuing operations attributable to Apollo, as reported	$1.61	$1.54

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$1.63	$1.47

Diluted weighted average shares outstanding	146,663	156,045

(1)	The $3.8 million charge for the three months ended November 30, 2010 represents a charge associated with a strategic reduction in force at University of Phoenix.

(2)	The $0.9 million charge for the three months ended November 30, 2010 represents an estimated loss related to a securities litigation matter (Policeman’s Annuity and Benefit Fund of Chicago).

(3)	The $11.4 million tax benefit during the three months ended November 30, 2009 resulted from our settlement of disputed tax issues with the Internal Revenue Service.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Media Relations Hotline ~ 602-254-0086 ~ media@apollogrp.edu